Exhibit 10.2

THIRD AMENDMENT AND WAIVER UNDER TERM LOAN CREDIT AGREEMENT
THIS THIRD AMENDMENT AND WAIVER UNDER TERM LOAN CREDIT AGREEMENT (this “Waiver”), dated as of February 9, 2016, is entered into by and among LOWER LAKES TOWING LTD., a Canadian corporation, GRAND RIVER NAVIGATION COMPANY, INC., a Delaware corporation, BLACK CREEK SHIPPING COMPANY, INC., a Delaware corporation, the other Credit Parties signatory thereto, are referred to hereinafter each individually, as a “Credit Party”, and individually and collectively, jointly and severally, as the “Credit Parties”), the lenders identified on the signature pages hereof (such lenders, and the other lenders party to the below-defined Credit Agreement, together with their respective successors and permitted assigns, each individually, a “Lender”, and collectively, the “Lenders”), and GUGGENHEIM CORPORATE FUNDING, LLC (in its individual capacity, “Guggenheim”) as Agent, as Collateral Agent, and as Co-Arranger (in such capacity, is referred to hereinafter as “Agent”), and in light of the following:
W I T N E S S E T H
WHEREAS, the Credit Parties, the Lenders, BARCLAYS CAPITAL INC., as Co-Arranger, and Agent are parties to that certain Term Loan Credit Agreement, dated as of March 11, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Credit Parties have informed Agent that certain Events of Default identified on Schedule A hereto have occurred and are continuing which constitute Events of Default under the Credit Agreement (collectively, the “Designated Events of Default”);
WHEREAS, the Credit Parties have requested that Agent and Lenders waive the Designated Events of Default; and
WHEREAS, upon the terms and conditions set forth herein, Agent and Lenders are willing to waive the Designated Events of Default.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement.

2.Waiver of Designated Events of Default. The provisions of the Credit Agreement and the other Loan Documents to the contrary notwithstanding, subject to the satisfaction (or waiver in writing by Agent) of the conditions precedent set forth in Section 3 hereof, Agent and Lenders hereby waive the Designated Events of Default; provided, that nothing herein, nor any communications among the Credit Parties, Agent, or any Lender, shall be deemed a waiver with respect to any Events of Default (other than the Designated Events of Default), or any future failure of any Credit Party to comply fully with any provision of the Credit Agreement or any provision of any other Loan Document, and in no event shall this waiver be deemed to be a waiver of enforcement of any of Agent’s or Lenders’ rights or remedies under the Credit Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 8.2 of the Credit Agreement, with respect to any other Defaults or Events of Default now existing or hereafter arising. Except as expressly provided herein, Agent and each Lender hereby reserves and preserves all of its rights and remedies against the Credit Parties under the Credit Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 8.2 of the Credit Agreement.

3.Amendments

(a)The definition of “EBITDA” appearing in Annex A to the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (c)(vii) of such definition, and (ii) inserting after the text “US$3,000,000 in the aggregate,” appearing in clause (c)(viii) of such definition, the following text “, (ix) legal fees incurred by such Person during such period in connection with the Third Amendment in an aggregate amount not to exceed US$25,000, (x) the costs incurred by such Person and its Subsidiaries during such period in connection with the relocation of its chief executive office in 2016 to Jersey City, New Jersey, in an aggregate amount not to exceed US$100,000, and (xi) the out of pocket fees and expenses paid by such Person and its Subsidiaries during such period to the third party advisor engaged by such Person pursuant to the provisions of the Side Letter (but excluding any other advisor or consultant engaged by such Person or any of its Subsidiaries) in an amount not to exceed US$600,000 in the aggregate, to the extent actually incurred by the Credit Parties.”

(b)Annex A to the Credit Agreement is hereby amended by adding the following defined terms in appropriate alphabetical order:

““Side Letter” means that certain letter agreement dated as of February 9, 2016, by and among Agent, the Lenders and the Credit Parties.
“Third Amendment” means that certain Third Amendment and Waiver under Term Loan Credit Agreement dated as of February 9, 2016, by and among Agent, the Lenders and the Credit Parties.
(c)Clause (a) of Annex E to the Credit Agreement is amended and restated in its entirety as set forth below:
“(a) Monthly Financials. To Agent and Lenders, within (x) in the case of the Fiscal Months ending on March 31, 2016, April, 30, 2016, May 31, 2016, and June 30, 2016, thirty (30) days after the end of each such Fiscal Month, or (y) in the case of any other Fiscal Month, thirty-five (35) days after the end of each such Fiscal Month, financial information regarding Parent and its Subsidiaries, certified by the Chief Financial Officer of Parent, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month (and in the case of the Fiscal Month ending on May 31, 2016, unaudited statements of income and cash flows for the period from April 1, 2016 through May 31, 2016), setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Permitted Intercompany Debt as of the last day of that Fiscal Month; provided, that such financial information shall be delivered within sixty (60) days after the first month in each Fiscal Year (other than the Fiscal Year ending March 31, 2016). Such financial information shall be accompanied by (A) a Compliance Certificate (as defined below) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a monthly basis and (B) the certification of the Chief Financial Officer of Parent that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations of Parent and its Subsidiaries, on an unconsolidated and combined basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Parent shall deliver to Agent and Lenders, (1) in the case of the Fiscal Month ending May 31, 2016, on or before June 15, 2016, financial information regarding Parent and its Subsidiaries, certified by the Chief Financial Officer of Parent, consisting of consolidated and consolidating (x) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; and (y) unaudited statements of income and cash flows for the period from April 1, 2016 through May 31, 2016, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments), accompanied by (A) a Compliance Certificate showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a monthly basis and (B) the certification of the Chief Financial Officer of Parent that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations of Parent and its Subsidiaries, on an unconsolidated and combined basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default; and (2) within (x) in the case of the Fiscal Months ending on March 31, 2016 through June 30, 2016, thirty (30) days after the end of each such Fiscal Month, or (y) in the case of any other Fiscal Month, thirty-five (35) days after the end of each such Fiscal Month, a management discussion and analysis that includes a comparison to budget for that Fiscal Month and a comparison of performance for that Fiscal Month to the corresponding period in the prior year.”
(d)Annex G to the Credit Agreement is amended by inserting the following new clause (d) immediately following clause (c) thereof:

“(d) Minimum EBITDA. Rand shall have on a consolidated basis for each fiscal period set forth below, EBITDA for such fiscal period of at least the following:

Fiscal Period	Amount
April 1, 2016 through May 31, 2016	$5,750,000”

4.Conditions Precedent to Waiver. The satisfaction (or waiver in writing by Agent) of each of the following shall constitute conditions precedent to the effectiveness of the Waiver (such date being the “Waiver Effective Date”):
(a)Agent shall have received this Waiver, duly executed by the parties hereto, and the same shall be in full force and effect.

(b)Agent shall have received that certain Waiver under First Lien Credit Agreement, in form and substance satisfactory to Agent (the “First Lien Waiver”), duly executed and delivered by the parties thereto, which shall be in full force and effect.

(c)After giving effect to this Waiver, the representations and warranties contained herein, in the Credit Agreement, and in the other Loan Documents, in each case shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

(d)No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Credit Party, Agent or any Lender.

(e)After giving effect to this Waiver, no Default or Event of Default shall have occurred and be continuing as of the Waiver Effective Date.

(f)All other documents and legal matters in connection with the transactions contemplated by this Waiver shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

5.Consent. Agent and the Lenders hereby consent to the execution and delivery of the First Lien Waiver.

6.Representations and Warranties. Each of the Credit Parties hereby represents and warrants to Agent and each Lender as follows:

(a)Each Credit Party is in good standing in its jurisdiction of incorporation or formation and is duly qualified in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has all requisite power and authority to execute, deliver and perform this Amendment Agreement.

(b)The execution, delivery and performance of this Waiver (i) have been duly authorized by all requisite action of the Credit Parties and (ii) will not (A) contravene the terms of any Credit Party’s charter, by-laws or other organizational documents, (B) violate any provision of applicable law, (C) conflict with or result in any material breach or contravention of, or the creation of any Lien (other than any Permitted Encumbrance) under, any document evidencing any material Contractual Obligation to which any Credit Party is a party or any order, injunction, writ or decree of any governmental authority to which any Credit Party or its property is subject, or (D) require any approval of any holder of Equity Interests of a Credit Party or any approval or consent of any Person under any Material Contract of any Credit Party, other than consents or approvals that have been obtained and that are still in force and effect. This Waiver has been duly executed and delivered by each Credit Party party hereto.

(c)No registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority is required in connection with the execution, delivery and performance by it of this Waiver or the documents and instruments executed in connection herewith, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect.

(d)Each of the Credit Parties represents and warrants that the execution, delivery and performance by each of the Credit Parties of this Waiver and the documents and instruments delivered in connection therewith have been duly authorized by all necessary corporate action and that this Waiver is a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(e)No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender.

(f)No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Waiver and after giving effect thereto, and no condition exists which constitutes a Default or an Event of Default.

(g)Each of the Credit Parties hereby certifies that each of the representations and warranties contained in the Credit Agreement and the other Loan Documents (as amended through the date hereof) is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof as if made on the date hereof, notwithstanding the reference to Closing Date in such representations and warranties, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date.

(h)This Waiver has been entered into without force or duress, of the free will of each Credit Party, and the decision of each Credit Party to enter into this Waiver is a fully informed decision and such Credit Party is aware of all legal and other ramifications of each decision.

(i)Such Credit Party has read and understands this Waiver, has consulted with and been represented by independent legal counsel of its own choosing in negotiations for and the preparation of this Waiver, has read this Waiver in full and final form, and has been advised by its counsel of its rights and obligations hereunder.

7.Payment of Costs and Fees. The Credit Parties shall pay to Agent and each Lender all expenses (including, without limitation, the reasonable fees and expenses of any attorneys retained by Agent or any Lender) in connection with the preparation, negotiation, execution and delivery of this Waiver and any documents and instruments relating hereto.

8.Release.

(a)Effective on the date hereof, each Credit Part, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Agent and each Lender, each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to such Credit Party (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, past or present, liquidated or unliquidated, suspected or unsuspected, which such Credit Party ever had from the beginning of the world, now has, or might hereafter have against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in this Waiver. As to each and every Claim released hereunder, each Credit Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
As to each and every Claim released hereunder, each Credit Party also waives the benefit of each other similar provision of applicable federal, provincial, or state law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.
Each Credit Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(b)Each Credit Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release. Each Credit Party further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Agent’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents. If any Credit Party, or any of their respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

9.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION. THIS WAIVER SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE PROVISION SET FORTH IN SECTION 11.9 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

10.Amendments. This Waiver cannot be altered, amended, changed or modified in any respect except in accordance with Section 11.2 of the Credit Agreement.

11.Counterpart Execution. This Waiver may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Waiver. Delivery of an executed counterpart of this Waiver by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Waiver. Any party delivering an executed counterpart of this Waiver by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Waiver, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Waiver.

12.Effect on Loan Documents.

(a)The Credit Agreement and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Waiver shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. The waivers set forth herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse any future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default (other than the Designated Events of Default), shall not operate as a consent to any further waiver, consent or amendment or other matter under the Loan Documents, and shall not be construed as an indication that any future waiver or amendment of covenants or any other provision of the Credit Agreement or any other Loan Document will be agreed to, it being understood that the granting or denying of any waiver or amendment which may hereafter be requested by Borrowers remains in the sole and absolute discretion of Agent and Lenders. To the extent that any terms or provisions of this Waiver conflict with those of the Credit Agreement or the other Loan Documents, the terms and provisions of this Waiver shall control.

(b)Upon and after the effectiveness of this Waiver, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

(c)To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Waiver, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified hereby.

(d)This Waiver is a Loan Document.

(e)Unless the context of this Waiver clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Waiver refer to this Waiver as a whole and not to any particular provision of this Waiver. Section, subsection, clause, schedule, and exhibit references herein are to this Waiver unless otherwise specified. Any reference in this Waiver to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).

13.Entire Agreement. This Waiver, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

14.Integration. This Waiver, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

15.Reaffirmation of Obligations. Each Credit Party hereby (a) acknowledges and reaffirms its obligations owing to Agent, and each Lender under each Loan Document to which it is a party, and (b) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Each Credit Party hereby (i) further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with any of the Loan Documents to Agent, on behalf and for the benefit of each Lender, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and (ii) acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof (including, without limitation, from after giving effect to this Waiver).

16.Ratification. Each Credit Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents, as amended by this Waiver, effective as of the date hereof and as modified hereby.

17.Severability. In case any provision in this Waiver shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Waiver and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Waiver as of the date first above written.

“Credit Parties”

LOWER LAKES TOWING LTD.

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	CFO

GRAND RIVER NAVIGATION
COMPANY, INC.

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	CFO

BLACK CREEK SHIPPING COMPANY, INC.

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	CFO

RAND LOGISTICS, INC.

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	CFO

RAND LL HOLDINGS CORP.

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	CFO

RAND FINANCE CORP.

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	CFO

BLACK CREEK SHIPPING HOLDING
COMPANY, INC.

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	CFO

“Agent”
GUGGENHEIM CORPORATE FUNDING, LLC, a Delaware limited liability company By: /s/ Kevin Robinson Name: Kevin Robinson Title: Attorney-In-Fact

“Lenders”
GUGGENHEIM PRIVATE DEBT FUND NOTE ISSUER, LLC By: Guggenheim Partners Investment Management, LLC as Manager By: /s/ Kevin Robinson Name: Kevin Robinson Title: Attorney-In-Fact	NZC GUGGENHEIM LLC By: Guggenheim Partners Investment Management, LLC By: /s/ Kevin Robinson Name: Kevin Robinson Title: Attorney-In-Fact
GUGGENHEIM PRIVATE DEBT MASTER FUND, LLC By: Guggenheim Partners Investment Management, LLC as Investment Manager By: /s/ Kevin Robinson Name: Kevin Robinson Title: Attorney-In-Fact	NZC GUGGENHEIM MASTER FUND LIMITED By: Guggenheim Partners Investment Management, LLC By: /s/ Kevin Robinson Name: Kevin Robinson Title: Attorney-In-Fact
EQUITRUST LIFE INSURANCE COMPANY By: Guggenheim Partners Investment Management, LLC as Advisor By: /s/ Kevin Robinson Name: Kevin Robinson Title: Attorney-In-Fact	DELAWARE LIFE INSURANCE COMPANY By: Guggenheim Partners Investment Management, LLC as Manager By: /s/ Kevin Robinson Name: Kevin Robinson Title: Attorney-In-Fact
MAVERICK ENTERPRISES, INC By: Guggenheim Partners Investment Management, LLC as Investment Manager By: /s/ Kevin Robinson Name: Kevin Robinson Title: Attorney-In-Fact	VERGER CAPITAL FUND I LLC By: Guggenheim Partners Investment Management, LLC as Sub-Advisor By: /s/ Kevin Robinson Name: Kevin Robinson Title: Attorney-In-Fact

SCHEDULE A

(Designated Events of Default)

An Event of Default has occurred and is continuing under Section 8.1(b) of the Credit Agreement as a result of the failure of the Credit Parties to comply with each of the Financial Covenants for the period ending on December 31, 2015.